EXHIBIT 2.4

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”), dated as of April 16, 2003, is entered into by and among August Technology Corporation, a Minnesota corporation (“August”), ASTI Holdings Limited, a company incorporated in Singapore (“ASTIHL”), and Wells Fargo Bank Minnesota, National Association (“Escrow Agent”).

W I T N E S S E T H:

WHEREAS, August, ASTIHL and Semiconductor Technologies & Instruments, Inc., a Delaware corporation (“STI”) entered into a Settlement and Purchase Agreement dated as of February 26, 2003 and amended as of April 16, 2003 (the “Purchase Agreement”); and

WHEREAS, August and ASTIHL have agreed to enter into this Agreement to secure ASTIHL’s performance of its indemnification obligations under Article 9 of the Purchase Agreement with respect to (i) any breach of covenants set forth in Sections 5.13, 5.21, 5.22 and 8.5 of the Purchase Agreement; (ii) a misuse, misappropriation or infringement by STI of Intellectual Property rights of Rudolph or ISOA or a breach of the STI-ISOA Development Agreement between ISOA and STI dated December 24, 1997.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
Definitions

1.1                                 Definitions.  Unless the context shall otherwise require, capitalized terms used herein shall have the following meanings (such definitions to be equally applicable to both the singular and plural forms of the terms used):

“Business Day” means a day on which the Escrow Agent, at its address set forth in Section 5.2, is open for the purpose of conducting a corporate trust business.

“Final Resolution” means the a final, binding judgment from a court of law, arbitrator, or mediator of all matters and claims relating to the misuse, misappropriation or infringement by STI of Intellectual Property rights of Rudolph or ISOA or a breach of the STI-ISOA Development Agreement between ISOA and STI dated December 24, 1997, where all appeals or like request for reconsideration have been exhausted by all parties so that there may be no further change in any damages awarded.

“Final Settlement” means the a final, binding settlement with Rudolph/ISOA on all matters and claims relating to the misuse, misappropriation or infringement by STI of Intellectual Property rights of Rudolph or ISOA or a breach of the STI-ISOA Development Agreement between ISOA and STI dated December 24, 1997.

1.2                                 Terms Defined in Purchase Agreement.  All capitalized terms not defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement.

ARTICLE 2
The Escrow Shares

2.1                                 Appointment of Escrow Agent.  ASTIHL and August hereby jointly appoint the Escrow Agent as initial escrow agent hereunder, and the Escrow Agent hereby accepts such appointment.

2.2                                 Delivery of Escrow Shares.  Pursuant to the Purchase Agreement, at the Closing August shall deliver to the Escrow Agent Two Hundred Fifteen Thousand (215,000) shares of August Common Stock via stock certificates duly endorsed in blank, or accompanied by stock powers duly endorsed in blank (the “Escrow Shares”).   All dividends and distributions of cash or other property payable with respect to the Escrow Shares shall be held in escrow and distributed along with the Escrow Shares to which such dividend or distribution relates.  The Escrow Agent shall invest any cash proceeds in an interest bearing account.  The Escrow Shares shall appear as issued and outstanding on the books and records of August.

2.3                                 Release of First Pool of Escrow Shares .   Thirty-five Thousand (35,000) of the Escrow Shares (the “First Pool”) shall be allocated to secure ASTIHL’s compliance with Sections 5.13, 5.21, 5.22 and 8.5 of the Purchase Agreement.  The Escrow Agent shall distribute the First Pool of Escrow Shares as follows:

(a)                                  Distribution to August.    In the event ASTIHL fails to comply with Sections 5.13 and 8.5 of the Purchase Agreement regarding the delivery of financial statements, August shall be deemed to have suffered Indemnifiable Losses equal to the value of thirty-five Thousand (35,000) of the Escrow Shares and the Escrow Agent shall return or make a distribution to August of all thirty-five thousand (35,000) of the First Pool Escrow Shares in satisfaction of ASTIHL’s indemnification obligations to August Affiliates for breach of Section 5.13 or Section 8.5 or both.  In the event ASTIHL fails to comply with either or both of Sections 5.21 and 5.22 of the Purchase Agreement, the Escrow Agent shall return or make a distribution to August of that number of Escrow Shares which is equal to the value of the Indemnifiable Losses suffered by August Affiliates as a result of such lack of compliance, valuing the Escrow Shares at a value of $6.50 per share, in satisfaction of ASTIHL’s indemnification obligations to August Affiliates.  Notwithstanding the foregoing, not more than thirty-five thousand (35,000) Escrow Shares in the aggregate shall be distributed pursuant to this Section 2.3(a).  The Escrow Agent shall make all distributions pursuant to this Section 2.3(a) within seven days of receipt of joint written instructions executed by August and ASTIHL in form substantially similar to Exhibit A attached hereto, setting forth the number of shares to be distributed.

(b)                                 Distribution to ASTIHL.  In the event ASTIHL has complied with each of Sections 5.13, 5.21, 5.22 and 8.5, August and ASTIHL shall provide to the Escrow Agent on or before                             joint written instructions in form substantially similar to Exhibit A attached hereto authorizing the Escrow Agent to distribute the First Pool of

Escrow Shares, or such number of Escrow Shares as remains in the First Pool, to ASTIHL within seven days after such date.

2.4                                 Release of Second Pool of Escrow Shares .   One Hundred Eighty Thousand (180,000) of the Escrow Shares (the “Second Pool”) shall be allocated to secure ASTIHL’s indemnification obligations with respect to Rudolph/ISOA Losses.  The Escrow Agent shall distribute the Second Pool of Escrow Shares as follows:

(a)                                  Distribution to August.  In the event August Affiliates incur Rudolph/ISOA Losses, the Escrow Agent shall return or make a distribution to August of that number of Escrow Shares (but not exceeding 180,000 shares) which is equal to the value of the Rudolph/ISOA Losses suffered by August Affiliates, valuing the Escrow Shares at the closing price per share reported by Nasdaq on either the day of Final Resolution or Final Settlement, in satisfaction of ASTIHL’s indemnification obligations to August Affiliates. The Escrow Agent shall make all distributions pursuant to this Section 2.4(a) within seven days of receipt of joint written instructions executed by August and ASTIHL in form substantially similar to Exhibit A attached hereto, setting forth the number of shares to be distributed.

(b)                                 Distribution to ASTIHL.  In the event August Affiliates have incurred no Rudolph/ISOA Losses on or prior to October 15, 2003 and no legal proceedings involving Rudolph/ISOA Losses have been initiated by such date, August and ASTIHL shall provide to the Escrow Agent joint written instructions in form substantially similar to Exhibit A attached hereto authorizing the Escrow Agent to distribute the Second Pool of Escrow Shares to ASTIHL within seven days after such date.  The Escrow Agent shall distribute the Escrow Shares to ASTIHL in the manner instructed by such joint written instructions.  If August Affiliates have incurred Rudolph/ISOA Losses on or prior to October 15, 2003 or legal proceedings involving Rudolph/ISOA Losses have been initiated by such date, no Escrow Shares from the Second Pool shall be distributed to ASTIHL until Rudolph and ISOA, as one party, and August and STI, as the other party, shall have finally resolved their Intellectual Property disputes via Final Resolution or Final Settlement and August shall have received a distribution of Escrow Shares from the Second Pool in accordance with Section 2.4(a) in satisfaction of its Rudolph/ISOA Losses.  Thereafter, August and ASTIHL shall provide to the Escrow Agent joint written instructions in form substantially similar to Exhibit A attached hereto instructing the Escrow Agent to distribute any remaining Escrow Shares from the Second Pool to ASTIHL and the Escrow Agent shall comply with such instructions.

2.5                                 Dispute Resolution Procedures.  In the event that a party hereto has not entered into joint written instructions requested in writing by another party hereto, August and ASTIHL will attempt amicably to resolve the matters that are the basis for such dispute and, upon such resolution, will deliver to the Escrow Agent written directions executed jointly by August and ASTIHL in the form substantially similar to Exhibit A attached hereto with respect to distribution of the Escrow Shares.

2.6                                 Arbitration.  If any dispute is not resolved pursuant to Section 2.5 within 30 days after the initial written request to provide joint written instructions, then either August or

ASTIHL may commence an arbitration proceeding pursuant to Article 12 of the Purchase Agreement to resolve such dispute.

2.7                                 Permitted Investments.  From the date hereof until the date of disbursement of the entire amount held in escrow, the Escrow Agent is authorized and directed to invest and reinvest the cash portion, if any, in any of the following investments (each a “Permitted Investment”) in each case pursuant to joint instructions of August and ASTIHL: (i) readily marketable obligations maturing within six months after the date of acquisition thereof issued by the United States of America or any agency or instrumentality thereof; (ii) readily marketable obligations maturing within six months after the date of acquisition thereof issued by any state or municipality within the United States of America, or any political subdivision, agency or instrumentality thereof, rated “A” or better by either Standard & Poor’s Corporation or Moody’s Investors Service Inc.; (iii) readily marketable commercial paper maturing within 180 days after the date of issuance thereof which has the highest credit rating of either Standard & Poor’s Corporation or Moody’s Investors Service, Inc.; or (iv) six month certificates of deposit issued by any bank incorporated and doing business pursuant to the laws of the United States of America or any state thereof having combined capital and surplus of at least $500,000,000.  In the event the Escrow Agent does not receive joint instructions from August and ASTIHL to invest or reinvest the cash portion, if any, the Escrow Agent agrees to invest and reinvest such funds in Wells Fargo Bank Cash Investment Money Market Funds, or a successor or similar fund agreed to by August and ASTIHL in writing, which invests in direct obligations of, or obligations fully guaranteed as to principal and interest by, the United States Government and repurchase agreements with respect to such securities.

2.8                                 Taxes.  All dividends, distributions, interest and gains earned or realized on the cash portion, if any (“Earnings”), shall be treated as having been received by ASTIHL.  The Escrow Agent annually shall file information returns with the United States Internal Revenue Service and payee statements with ASTIHL, documenting such Earnings.  ASTIHL shall provide to the Escrow Agent all forms and information necessary to complete such information returns and payee statements.  In the event the Escrow Agent becomes liable for the payment of taxes, including withholding taxes, relating to Earnings, the Escrow Agent may deduct such taxes from the escrow.  All Earnings on the Escrow Shares shall be accounted for by the Escrow Agent separately and, notwithstanding any provisions of this Agreement, shall be treated as having been received by ASTIHL.  The Escrow Agent annually shall file information returns with the United States Internal Revenue Service and payee statements with ASTIHL, documenting such Earnings on the Escrow Shares.  ASTIHL shall provide to the Escrow Agent all forms and information necessary to complete such information returns and payee statements.  In the event the Escrow Agent becomes liable for the payment of taxes, including withholding taxes, relating to Earnings on the Escrow Shares, the Escrow Agent may deduct such taxes from such Earnings.

ARTICLE 3
Rights as Shareholder

3.1                                 Rights as Holder.  Nothing herein shall be deemed to create in the Escrow Agent any rights as a shareholder of August.  Unless and until the Escrow Shares are delivered by the

Escrow Agent to August in accordance herewith, ASTIHL shall possess all rights of ownership of a record shareholder of August (including the right to vote such shares and receive dividends, subject to the terms hereof).  The Escrow Shares will appear as issued and outstanding on August’s balance sheet.

ARTICLE 4
Escrow Agent

4.1                                 Compensation of Escrow Agent; Indemnification.

(a)                                  The Escrow Agent shall be entitled to an initial fee of $1,500 and an annual fee of $1,500, plus all out-of-pocket expenses incurred during the term of this Agreement as set forth on Exhibit B hereto for its services under and pursuant to this Agreement.  August and ASTIHL shall each pay one-half of: (i) the initial fee on the date hereof and (ii) the annual fee within five Business Days after each annual anniversary of the date hereof if the Escrow Shares remain in escrow on such annual anniversary date.

(b)                                 The Escrow Agent acknowledges and agrees that it will provide the services described herein in consideration of the fees described in Section 4.1(a) above and Exhibit B hereto and that the Escrow Agent shall not be entitled to receive, and no other party hereto shall be obligated to pay, the Escrow Agent any other fees for services hereunder.

(c)                                  August and ASTIHL will jointly and severally indemnify and hold harmless the Escrow Agent and its officers and employees from and against any and all losses, costs, charges, expenses, judgments and liabilities, including, without limitation, reasonable expenses of counsel and expenses of litigation incurred while acting in good faith to carry out the transactions contemplated by this Agreement; provided, however, that the Escrow Agent shall not be entitled to such indemnification to the extent that any such losses, costs, changes, expenses, judgments or liabilities are caused by the gross negligence and/or willful misconduct of the Escrow Agent or its officers or employees.

(d)                                 Should any controversy arise between the parties with respect to this Agreement, or with respect to the right to receive any of the Escrow Shares, the Escrow Agent shall have the right to institute a bill of interpleader in any court of competent jurisdiction as specified in Section 5.10 of this Agreement to determine the rights of the parties.  Should a bill of interpleader be instituted, or should the Escrow Agent become involved in litigation in any manner whatsoever on account of this Agreement or the Escrow Shares, August and ASTIHL will each pay one-half of the Escrow Agent’s reasonable attorneys’ fees incurred by the Escrow Agent, and any other disbursements, expenses, losses, costs, and damages in connection with or resulting from such litigation.

4.2                                 Escrow Agent’s Performance; Duty of Care.

(a)                                  The Escrow Agent accepts and agrees to hold the Escrow Shares and consents and agrees to perform and comply with all of the terms and provisions on its part contained in this Agreement.  The Escrow Agent shall not be charged with knowledge of content or conditions of the Purchase Agreement.

(b)                                 The Escrow Agent shall take no action except as provided herein and shall have no responsibilities to the parties hereto except those specifically provided for herein.  In performing its duties and obligations hereunder, the Escrow Agent shall exercise the same degree of skill and care as is ordinarily exercised by similar institutions in the holding of negotiable instruments under similar circumstances.

(c)                                  No provision of this Agreement shall be construed to relieve the Escrow Agent from liability for its own failure to act in accordance with Section 4.2(b), its own gross negligence  or its own willful misconduct or that of its officers or employees; provided, however, that: (i) the duties and obligations of the Escrow Agent shall be determined solely by the express provisions of this Agreement; (ii) the Escrow Agent shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement; and (iii) in the absence of bad faith on the part of the Escrow Agent, the Escrow Agent may conclusively rely, as to the truth of the statements expressed therein, upon any documents furnished to the Escrow Agent and conforming to the requirements of this Agreement and the Escrow Agent may rely and shall be protected in acting upon any document believed by it to be genuine and to have been signed or presented by the proper party or parties.

4.3                                 Resignation by the Escrow Agent.  The Escrow Agent may at any time resign from its appointment as escrow agent of the Escrow Shares hereby created by giving at least 30 days written notice to August and ASTIHL, and such resignation shall take effect on the later of the date specified in such notice or upon the appointment of a successor escrow agent pursuant to the provisions of Section 4.5 of this Agreement and acceptance by the successor Escrow Agent of such appointment.   Should the Escrow Agent resign, the Escrow Agent shall return to August and ASTIHL a pro-rata portion of any fees previously paid to the Escrow Agent for any periods following the effective date of the resignation.

4.4                                 Removal of the Escrow Agent.  The Escrow Agent may be removed at any time, by an instrument or concurrent instruments in writing delivered to the Escrow Agent, duly executed by August and ASTIHL; provided, however, that such removal shall not take effect prior to the appointment of a successor Escrow Agent pursuant to the provisions of Section 4.5 of this Agreement and acceptance by the successor Escrow Agent of the trusts hereby created.

4.5                                 Appointment of Successor Escrow Agent.  In case the Escrow Agent hereunder shall (a) resign pursuant to Section 4.3 hereof; (b) be removed pursuant to Section 4.4 hereof; or (c) be dissolved, taken under the control of any public officer or officers or of a receiver appointed by the court, or otherwise become incapable of acting hereunder, a successor will be appointed by August, with the prior written consent of ASTIHL.  If no successor Escrow Agent shall have been so appointed and have accepted appointment within 30 days of the giving of written notice by the resigning Escrow Agent or within 30 days of the giving of written notice of removal by August and ASTIHL or within 30 days of August’s or ASTIHL’s giving written notice of any of the events specified in clause (c) of the preceding sentence, the Escrow Agent, ASTIHL, August or any of them may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent.  Every such successor Escrow Agent appointed pursuant to the provisions of this Section 4.5 shall be willing to accept the trusteeship of the Escrow Shares under the terms and conditions of this Agreement.  Notwithstanding Section 4.4 or Section 4.5 or any other provision contained in this Agreement to the contrary, no resignation or removal of an Escrow Agent shall take effect until a duly appointed successor Escrow Agent has received the full amount of the Escrow Shares.

4.6                                 Concerning any Successor Escrow Agent.  Every successor Escrow Agent appointed hereunder shall execute, acknowledge and deliver to its predecessor and also to ASTIHL and August an instrument in writing accepting such appointment hereunder, and thereupon such successor shall become fully vested with all the trusts, powers, rights, obligations, duties, remedies, immunities and privileges of its predecessor as if originally named herein; but, nevertheless: (i) such predecessor shall, on the written request of ASTIHL or August, or such successor, execute and deliver an instrument transferring to such successor Escrow Agent all the trusts, powers, rights, obligations, duties, remedies, immunities and privileges of such predecessor hereunder; and (ii) such predecessor shall deliver all of the Escrow Shares to its successor.  Should any instrument in writing from ASTIHL or August be required by any successor Escrow Agent for more fully and certainly vesting in such successor, any and all such instruments in writing shall, on request, be executed, acknowledged and delivered by the Escrow Agent, ASTIHL or August at the expense of August and the  ASTIHL.

4.7                                 Term of Escrow Agreement.  This Agreement shall remain in full force and effect until all the Escrow Shares have been distributed to ASTIHL or August in accordance with Section 2.3 hereof and the Escrow Agent shall have received all fees and other sums owed to it hereunder.

4.8                                 Merger, Conversion, Consolidation, or Succession to Business.  Any corporation into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion, or consolidation to which the Escrow Agent shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Escrow Agent, shall be the successor of the Escrow Agent hereunder, provided such corporation shall be otherwise qualified and eligible under this Article, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

ARTICLE 5
Miscellaneous

5.1                                 Waivers; Amendments.

(a)                                  No failure or delay by any party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  No waiver of any provision of this Agreement or consent to any departure therefrom shall in any event be effective unless the same shall be authorized as provided in Section 5.1(b) below, and then such waiver or consent shall be effective only in the specific instance for the purpose for which given.  No notice or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)                                 No provision of this Agreement may be waived, amended, supplemented, or modified except pursuant to an agreement in writing entered into by ASTIHL, August and the Escrow Agent.

5.2                                 Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by telecopier, by recognized overnight courier service, or by registered or certified mail with postage prepaid and return receipt requested (or a comparable delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

If to August, to:

August Technology Corporation

4900 West 78th Street

Bloomington, Minnesota 55435

Attn:  John Vasuta, General Counsel

Fax:                           (952) 820-0060

With a copy (which shall not constitute notice) to:

Fredrikson & Byron, P.A.

1100 International Centre

900 Second Avenue South

Minneapolis, MN 55402-3397

FAX:  612-347-7077

Attn:  Robert Ranum, Esq.

If to ASTIHL, to:

ASTI Holdings Limited

Blk 25, Kallang Avenue, #06-01

Kallang Basin Industrial Estate

Singapore, 339416

Attention: Charles Cher, CEO

If to Escrow Agent, to:

Wells Fargo Bank Minnesota, N.A.

Corporate Trust Services

MAC N9303-110

Sixth and Marquette

Minneapolis, MN  55479

FAX: 612-667-2160

Attention:

Any party may change the above-specified recipient and/or mailing address by notice to all other parties given in the manner herein prescribed.  All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by telecopy) or on the day shown on the return receipt (if delivered by mail).

5.3                                 Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflicts of law doctrine.

5.4                                 Counterparts.  This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be an original, but all of which together shall constitute one and the same instrument.

5.5                                 Severability.  If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or such provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable any remaining terms or provisions of this Agreement or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable.  To the extent permitted by applicable law, the parties hereto waive any provision of law that renders any term or provision of this Agreement invalid or unenforceable in any respect.

5.6                                 Headings.  The headings of the Sections and subsections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.

5.7                                 Entire Agreement.  This Agreement and the Purchase Agreement supersede all prior agreements, written or oral, between or among any of the parties hereto relating to the transactions contemplated hereby or thereby and each of the parties hereto represents and warrants to the others that this Agreement and the Purchase Agreement constitute the entire agreement among the parties relating to the transactions contemplated hereby and thereby.

5.8                                 Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, other than strictly in accordance with the provisions of Section 4.3 through Section 4.6.

5.9                                 Binding Effect.  All agreements, representations, warranties and indemnities in this Agreement and in any agreement, document or certificate delivered concurrently with the execution of this Agreement or from time to time hereafter shall bind the party making the same and its successors and assigns and shall inure to the benefit of each party for whom made and its permitted successors and assigns.

5.10                           Choice of Forum.  Except as set forth in Section 2.5 above, the parties agree that any legal action or proceeding with respect to or arising out of this Agreement shall be brought in any federal or state court in the State of Delaware, which courts shall have exclusive original jurisdiction over any dispute or controversy with respect to or arising out of this Agreement.  The parties irrevocably consent to the service of process out of any of such courts in any such action or proceeding by the mailing of copies thereof by registered or certified airmail, postage prepaid, to ASTIHL, August or the Escrow Agent, as the case may be, at their respective addresses for notices as specified in Section 5.2 and that such service shall be effective five Business Days after such mailing.  Nothing herein shall affect the right to serve process in any other manner permitted by law.

5.11                           Conflicts with Purchase Agreement.  In the event the provisions of this Agreement are inconsistent with or contradict the terms of the Purchase Agreement, the terms of this  Agreement shall govern.

*****

IN WITNESS WHEREOF, August, ASTIHL and the Escrow Agent have executed this Agreement as of the date first written above.

August Technology Corporation

By:

/s/ John M. Vasuta

Name: John M. Vasuta
Title: VP, General Counsel, Secretary/Officer

[Signature Page to Escrow Agreement]

Wells Fargo Bank Minnesota, National Association, as Escrow Agent

By:

/s/ Marco X. Morales

Name: Marco X. Morales
Title: Corporate Trust Officer

[Signature Page to Escrow Agreement]

ASTI Holdings Limited

By:

/s/ Charles Cher

Name: Charles Cher
Title: Director

[Signature Page to Escrow Agreement]

Exhibit A

MUTUALLY AGREED DISTRIBUTION

To:                              Wells Fargo Bank Minnesota, National Association

This certificate is issued pursuant to Section 2.3 of the Escrow Agreement, dated as of                             , 200   (the “Escrow Agreement”), by and among August Technology Corporation (“August”), ASTI Holdings Limited (“ASTIHL”) and Wells Fargo Bank Minnesota, National Association (the “Escrow Agent”).  Capitalized terms herein shall have the meaning ascribed to them in the Escrow Agreement.

You are hereby instructed to deliver, on or before             , the Escrow Shares currently being held by you pursuant to the terms and conditions of the Escrow to Agreement to                                    at the following address:                                                  .

August Technology Corporation

By:
Name:
Its:

ASTI Holdings Limited

By:
Name:
Its:

Exhibit B

FEE SCHEDULE

ACCEPTANCE FEE:	$ 1,500.00

For initial services including examination of the Escrow Agreement and all supporting documents this is a one-time fee payable upon the opening of the account.

ADMINISTRATION FEE:	$ 1,500.00*

An annual charge or any portion of a 12-month period thereof.  This fee is payable upon the opening of the account and annually thereafter.  This charge is not prorated for the first year.  There is an additional $250 annual charge for each sub account opened.

*Plus mailing expenses.

TRANSACTION FEE:

Wire transfer of funds	$25.00
Other transfer of funds (i.e. checks, internal account transfers)	$15.00
Asset transactions (purchases/sales/calls/deposit/withdrawals, etc.)	$20.00

No charge for Wells Fargo Shares transactions other than those disclosed in the Shares Prospectus.

EXTRAORDINARY SERVICES:

For any services other than those covered by the aforementioned, a special per hour charge will be made commensurate with the character of the service, time required and responsibility involved.  Such services include but are not limited to excessive administrative time, attendance at closings, specialized reports (e.g. tax reporting) and record-keeping, unusual certifications, etc.

1099-Tax reporting	$15.00 per report
Other Tax reporting	per hour charge

FEE SCHEDULE IS SUBJECT TO ANNUAL REVIEW AND ADJUSTMENT.

AMENDMENT NO. 1

TO

ESCROW AGREEMENT

THIS AMENDMENT is dated as of August 28, 2003, and amends that certain Escrow Agreement dated April 16, 2003 (the “Escrow Agreement”) by and among August Technology Corporation, a Minnesota corporation (“August”), ASTI Holdings Limited, a company incorporated in Singapore (“ASTIHL”) and Wells Fargo Bank Minnesota, National Association (“Escrow Agent”).

WHEREAS, the parties entered into the Escrow Agreement to secure ASTIHL’s performance of certain of its indemnification obligations under Article 9 of the Settlement and Purchase Agreement by and among August, ASTIHL and Semiconductor Technologies & Instruments, Inc. (“STI”) dated February 26, 2003 and amended March 19, 2003 and April 16, 2003 (the “Purchase Agreement”) and delivered two hundred fifteen thousand (215,000) shares of August common stock (the “Escrow Shares”) to the Escrow Agent to be held pursuant to the terms of the Escrow Agreement.

WHEREAS, August proposes to register with the Securities and Exchange Commission shares of its common stock for sale in an underwritten public offering (the “Offering”) and has offered to register all or a portion of the Escrow Shares as well as the additional 385 shares of August common stock owned by ASTIHL for sale by ASTIHL as a selling shareholder in the Offering.

WHEREAS, in connection with its participation as a selling shareholder in the Offering, ASTIHL has executed and delivered a Power of Attorney naming Jeff O’Dell and Stan Piekos, and either one of them, as ASTIHL’s attorney-in-fact to enter into a Custody Agreement (the “Custody Agreement”) and an Underwriting Agreement (the “Underwriting Agreement”) with respect to the proposed sale of its shares.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1)                                      Definitions.  Except to the extent expressly modified by this Amendment, all capitalized terms used in this Amendment shall have the meanings set forth in the Escrow Agreement.

2)                                      Delivery to Custodian.  As soon as practicable following the execution of this Amendment, August shall deliver to the Escrow Agent a copy of the Custody Agreement and the Escrow Agent shall place the Escrow Shares and related stock powers in custody with the custodian named in the Custody Agreement, for delivery under the Underwriting Agreement.  The Escrow Agent shall take any and all other actions necessary or appropriate to permit the sale of the Escrow Shares in connection with the Offering.

3)                                      Deposit of Proceeds of Sale.  As soon as practicable following the completion of the Offering, August shall cause the proceeds from the sale of the first 35,000 of the Escrow Shares sold, less applicable underwriting discounts, to be deposited with the Escrow Agent as all or part of the First Pool and the proceeds from any additional Escrow Shares sold (up to 180,000 shares), less applicable underwriting discounts, to be deposited with the Escrow Agent as all or part of the Second Pool.  Any proceeds of the Offering deposited with the Escrow Agent as all or part of the First or Second Pool shall be referred to as the Escrow Cash.  The Escrow Agent shall distribute the Escrow Cash in the First Pool at the same time and upon the same conditions as the Escrow Agent would have distributed the Escrow Shares held in the First Pool, subject to the last sentence of this paragraph.  The Escrow Agent shall distribute the Escrow Cash in the Second Pool at the same time and upon the same conditions as the Escrow Agent would have distributed the Escrow Shares held in the Second Pool, subject to the last sentence of this paragraph.  If the First Pool or the Second Pool include both Escrow Cash and Escrow Shares, any distribution shall be made first from the Escrow Cash and to the extent any distribution remains unpaid, thereafter from the Escrow Shares, valued in the manner set forth in the Escrow Agreement.

4)                                      Effectiveness of Escrow Agreement.  Except to the extent otherwise provided herein, the Escrow Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in the manner appropriate for each, and to be dated as of the date first above written.

AUGUST TECHNOLOGY CORPORATION

By:	/s/ John M. Vasuta
Its: Vice President Intellectual Property, General Counsel

ASTI HOLDINGS LIMITED

By:	/s/ Charles Cher
Its: Chief Executive Officer

Wells Fargo Bank Minnesota, National Association, as Escrow Agent

By:	/s/ Steven Gubrud
Name:	Steven Gubrud
Title:	Assistant Vice President